Exhibit 99.1

Investor Contact
Stacy Roughan
Director, Investor Relations
DineEquity, Inc.
818-637-3632

Media Contact
Lucy Neugart
Sard Verbinnen & Co.
415-618-8750

DineEquity, Inc. Announces Strong Fourth Quarter 2010 Results

GLENDALE, Calif., March 3, 2011 — DineEquity, Inc. (NYSE: DIN), the parent company of Applebee’s Neighborhood Grill & Bar and IHOP Restaurants, today announced financial results for the fourth quarter and fiscal year 2010.  DineEquity’s financial performance for the fourth quarter and year ended December 31, 2010 included the following highlights:

•                  Compared to the same periods in 2009, Applebee’s domestic system-wide same-restaurant sales increased 2.9% for the fourth quarter 2010, representing its second consecutive quarter of positive same-restaurant sales growth, and increased 0.3% for fiscal 2010, representing its first year of sales growth since 2005.  IHOP’s domestic system-wide same-restaurant sales increased 1.1% for the fourth quarter 2010, representing its second consecutive quarter of positive same-restaurant sales results, and were flat for fiscal year 2010.

•                  Applebee’s company-operated restaurant operating margins increased 210 basis points to 15.5% for the fourth quarter 2010, and increased 40 basis points to 14.8% for fiscal 2010 compared to the same periods in 2009.  These improvements primarily reflect higher menu prices and favorable promotional and product mix, partially offset by guest count declines and the impact of the 53rd week in 2009.

•                  Adjusted net income available to common stockholders (see “Non-GAAP Financial Measures” below) was $10.6 million, or $0.59 per diluted share, for the fourth quarter 2010 compared to $13.0 million, or $0.76 per diluted share, for the same quarter in 2009.  This decrease was primarily due to the $10.3 million profit before tax impact of a 53rd operating week in 2009 and a $7.7 million charge related to the default of an IHOP franchisee.  This was partially offset by lower preferred stock dividends, higher same-restaurant sales for both Applebee’s and IHOP and improved Applebee’s restaurant operating margins.

•                  For fiscal 2010, adjusted net income available to common stockholders was $61.7 million, or $3.50 per diluted share, compared to $69.7 million, or $4.06 per diluted share, for fiscal 2009.  This decrease was primarily due to the impact of a 53rd operating week in 2009 and a charge related to the default of an IHOP franchisee.  This was partially offset by lower interest expense and an increase in IHOP’s effective franchise restaurants.

•                  Net loss available to common stockholders in the fourth quarter 2010 was $58.1 million, or $3.33 per diluted share, and for the full year was $30.0 million, or $1.74 per diluted share.  These net losses were primarily due to the extinguishment of debt and the redemption of Series A perpetual preferred stock and related premiums in connection with our successful refinancing.  Partially offsetting these charges were gains on the disposition of assets related to the sale of company-operated Applebee’s restaurants in Minnesota and parts of Virginia.

•                  General & Administrative (G&A) expenses totaled $43.1 million for the fourth quarter 2010 and $159.6 million for the full year. Compared to fiscal 2009, full year G&A expenses increased 0.7% for fiscal 2010.

•                  For fiscal 2010, cash flows from operating activities increased 13.6% to $179.3 million compared to fiscal 2009, primarily due to the timing of cash interest payments on the Company’s bonds and tax benefits, partially offset by the working capital impact of refranchising 83 restaurants in the fourth quarter 2010 and the impact of the 53rd operating week in 2009.  Consolidated capital expenditures were $18.7 million, and free cash flow (see “Non-GAAP Financial Measures” below) was $153.9 million.  From the refinancing of its debt in mid-October 2010 through the re-pricing of its bank debt on February 25, 2011, the Company has used available free cash flow and after-tax cash proceeds from the sale of Applebee’s company-operated restaurants to reduce its total debt by $158 million.

Julia A. Stewart, DineEquity’s chairman and chief executive officer, said “Fiscal 2010 was a successful year for DineEquity.  Our performance was a reflection of the strategic work being undertaken by our management teams at Applebee’s and IHOP as well as our Shared Services structure as we execute against our long-term growth plans for our brands and our business.  In addition to driving positive momentum at Applebee’s, we successfully refinanced our debt and sold a significant number of Applebee’s company-operated restaurants despite a difficult economic period.  Looking ahead, we see 2011 as a year when we will be relentlessly focused on execution as our brands move forward with an integrated marketing, menu and operations approach and an increasing number of remodeled restaurants to deliver unsurpassed guest experiences at both Applebee’s and IHOP.”

Same-Restaurant Sales Performance

Applebee’s domestic system-wide same-restaurant sales increased 2.9% for the fourth quarter 2010 compared to the same quarter in 2009.  The improvement was primarily due to ongoing marketing and operational initiatives and menu enhancements.  Domestic franchise same-restaurant sales increased 3.4% and company-operated Applebee’s same-restaurant sales increased 0.3% for the fourth quarter 2010 compared to the same quarter in 2009.  Fourth quarter 2010 results at Applebee’s company-operated restaurants reflected a higher average guest check partially offset by a decline in guest traffic compared to the same quarter in 2009.  Menu pricing at company-operated restaurants for the fourth quarter 2010 increased 2.1%.

For fiscal 2010, Applebee’s domestic system-wide same-restaurant sales increased 0.3% compared to fiscal 2009.  Domestic franchise same-restaurant sales increased 0.6% and company-operated Applebee’s same-restaurant sales decreased 1.3% compared to fiscal 2009.

The overall improvement in same-restaurant sales was primarily due to ongoing marketing, operational and menu revitalization efforts, which were further enhanced during the quarter by a refreshed Two for $20 value offering including stuffed pastas, Flavor Loaded Steaks starting at $9.99 and the second consecutive year of Applebee’s Veteran’s Day event.

IHOP’s domestic system-wide same-restaurant sales increased 1.1% for the fourth quarter 2010 compared to the same quarter in 2009.  The improvement was primarily due to the limited-time offer Festival of Flavors along with the promotion of Trick or Treat All-You-Can-Eat Pancakes.  IHOP’s same-restaurant sales results for the fourth quarter 2010 reflected a higher average guest check offset by a decline in guest traffic.  For fiscal 2010, IHOP’s domestic system-wide same-restaurant sales were flat compared to fiscal 2009.

Applebee’s Restaurant Operating Margins

Applebee’s company-operated restaurant operating margin improved 210 basis points to 15.5% for the fourth quarter 2010 compared to 13.4% for the same quarter in 2009.  Applebee’s improved operating margin performance for the quarter was due primarily to positive check growth due to menu price increases of 2.1%, favorable promotional and mix impacts, favorable timing shifts of advertising expenses, and favorable operating results including lower labor and commodity costs, partially offset by guest count declines and the impact of the 53rd operating week in 2009.  The sale of 83 Applebee’s company-operated restaurants improved fourth quarter 2010 margins by 20 basis points.  Additionally, operating margin improvements reflected lower depreciation expense associated with the accounting treatment related to restaurants held for sale in the first quarter 2011.

Applebee’s company-operated restaurant operating margin improved 40 basis points to 14.8% for fiscal 2010 compared to 14.4% for fiscal 2009.  Applebee’s improved restaurant operating margin performance for 2010 was favorably impacted by menu price increases of 1.7% and favorable mix shifts, decreased food and beverage cost due to lower commodity costs and labor savings driven by improvements in hourly labor productivity.  These gains were partially offset by guest count declines, increases in facility expenses and gift card program costs.  The 53rd operating week in 2009 and the sale of 83 company-operated restaurants decreased Applebee’s fiscal 2010 operating margin by approximately 20 basis points for the year.

Sale of Applebee’s Company Restaurants

In the fourth quarter 2010, DineEquity successfully completed two transactions for the sale of 83 company-operated Applebee’s restaurants located in Minnesota and parts of Wisconsin and Virginia.  These transactions resulted in after-tax cash proceeds of $37 million and reduced sale-leaseback related financing obligations by $63 million.  Subsequent to the fourth quarter 2010, the Company successfully completed two transactions for the sale of 65 company-operated Applebee’s restaurants located in St. Louis, Missouri and parts of Illinois and in Washington D.C.  These transactions resulted in after-tax cash proceeds of $49 million and reduced sale-leaseback related financing obligations by $31 million.  The sale of one additional restaurant in the Washington D.C. transaction is expected to be completed shortly due to additional time required to transfer the lease for this property.

The sale of company-operated Applebee’s restaurants furthers DineEquity’s strategic objective of transitioning Applebee’s into a more highly franchised restaurant system over time.  The Company believes a more heavily franchised business model requires less capital investment and reduces the volatility of the Company’s cash flow performance, while also providing cash proceeds from franchising of restaurants for the retirement of debt.

Corporate Refinancing and Subsequent Re-pricing Completed

On October 20, 2010, DineEquity successfully completed a $1.8 billion refinancing through a $950 million senior secured credit facility and $825 million of senior unsecured notes.  The refinancing was accretive to earnings based on a combined reduction of interest expense and non-deductible preferred dividends.  The Company used proceeds from its refinancing activities, cash on hand and asset sales proceeds to fund the retirement of all of its outstanding securitized debt and redeem all of its Series A perpetual preferred stock in the fourth quarter 2010.  In conjunction with this transaction, DineEquity recognized a charge of approximately $64 million in the fourth quarter of 2010 related to the write off of deferred financing costs associated with its previous securitized debt structure and Series A perpetual preferred stock.  Additionally, the Company recognized a $46 million charge in the fourth quarter of 2010 related to prepayment penalties and tender premiums associated with the refinancing of its previous securitized structure.  These charges were exclusive of related income tax benefits.

In the first quarter 2011, DineEquity completed a re-pricing of its senior secured term loan facility on February 25, 2011 to take advantage of lower interest rates available in the current senior secured debt market.  This re-pricing transaction established a $742.0 million senior secured credit facility maturing in October 2017. The Company also increased the amount of its $50 million senior secured revolving credit facility, maturing in October 2015, to $75 million. This facility was not drawn on as of the closing date of the completed re-pricing.  DineEquity’s bank loans will bear interest at an annual rate equal to LIBOR plus 300 basis points, subject to a floor of 125 basis points floor on LIBOR.   Today, this represents a 4.25% interest rate, or a 175 basis point reduction compared to the Company’s previous interest rate.   Fees and other costs to re-price its senior secured debt totaled $12.4 million.

DineEquity intends to continue to dedicate its free cash flow, along with cash proceeds generated from the future sales of Applebee’s company-operated restaurants, to the retirement of its senior secured credit facility.

Investor Conference Call Today

DineEquity will host an investor conference call to discuss its 2011 financial performance guidance and fourth quarter and fiscal 2010 financial results on Thursday, March 3, 2011 at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time).  To participate on the call, please dial (888) 679-8037 and reference pass code 88090090.  A live webcast of the call will be available on DineEquity’s Web site at www.dineequity.com, and may be accessed by visiting Calls & Presentations under the site’s Investor Information section.  Participants should allow approximately ten minutes prior to the call’s start time to visit the site and download any streaming media software needed to listen to the webcast.  A telephonic replay of the call may be accessed through March 10, 2011 by dialing 888-286-8010 and referencing pass code 48867470.  An online archive of the webcast also will be available on the Investor Information section of DineEquity’s Web site.

About DineEquity, Inc.

Based in Glendale, California, DineEquity, Inc., through its subsidiaries, franchises and operates restaurants under the Applebee’s Neighborhood Grill & Bar and IHOP brands.  With nearly 3,500 restaurants combined, DineEquity is the largest full-service restaurant company in the world.  For more information on DineEquity, visit the Company’s Web site located at www.dineequity.com.

Forward-Looking Statements

Statements contained in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those expressed or implied in such statements. These factors include, but are not limited to: the effect of general economic conditions; the Company’s substantial indebtedness; risk of future impairment charges; the Company’s results in any given period differing from guidance provided to the public; the highly competitive nature of the restaurant business, the Company’s business strategy failing to achieve anticipated results; risks associated with the restaurant industry; shortages or interruptions in the supply or delivery of food; changing health or dietary preferences; harm to our brands’ reputation; litigation; environmental liability; liability relating to employees; failure to comply with applicable laws and regulations; failure to effectively implement restaurant development plans; concentration of  Applebee’s franchised restaurants in a limited number of franchisees; credit risk from IHOP franchisees operating under our previous business model; termination or non-renewal of franchise agreements; franchisees breaching their franchise agreements; inability of franchisees to fund capital expenditures; and other factors discussed from time to time in the Company’s Form 10-Q, Form 10-K and in the Company’s other filings with the Securities and Exchange Commission.  The forward-looking statements contained in this release are made as of the date hereof and the Company assumes no obligation to update or supplement any forward-looking statements.

Non-GAAP Financial Measures

This news release includes references to the Company’s non-GAAP financial measures “adjusted net income available to common stockholders (adjusted EPS)” and “free cash flow.”  Adjusted EPS is computed for a given period by deducting from net income (loss) available to common stockholders for such period the effect of any impairment and closure charges, any gain or loss related to debt extinguishment and Series A Preferred Stock, any intangible asset amortization, any non-cash interest expense, any gain or loss related to the disposition of assets and any premium paid on redemption of Series A Preferred Stock incurred in such period.  This is presented on an aggregate basis and a per share (diluted) basis.  “Free cash flow” for a given period is defined as cash provided by operating activities, plus receipts from notes, equipment contracts and other long-term receivables (“long-term notes receivable”), less dividends paid and capital expenditures.  Management utilizes free cash flow to determine the amount of cash remaining for general corporate and strategic purposes after the receipts from long-term notes receivable, and the funding of operating activities, capital expenditures and preferred dividends.  Management believes this information is helpful to investors to determine the Company’s adherence to debt covenants and the Company’s cash available for these purposes.  Adjusted EPS and free cash flow are supplemental non-GAAP financial measures and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

DINEEQUITY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Segment Revenues:
Franchise revenues	$96,183	$93,276	$376,745	$372,198
Company restaurant sales	173,356	221,871	815,572	890,020
Rental revenues	26,179	34,663	124,508	133,845
Financing revenues	4,072	5,395	16,260	17,899
Total revenues	299,790	355,205	1,333,085	1,413,962
Segment Expenses:
Franchise expenses	27,467	24,845	103,835	102,256
Company restaurant expenses	147,429	193,123	699,266	766,466
Rental expenses	23,990	24,222	96,155	97,303
Financing expenses	734	10	1,968	370
Total segment expenses	199,620	242,200	901,224	966,395
Segment gross profit	100,170	113,005	431,861	447,567
General and administrative expenses	43,112	41,454	159,643	158,469
Interest expense	40,062	46,862	171,496	186,473
Impairment and closure charges	397	98,622	3,482	105,094
Amortization of intangible assets	3,070	3,250	12,300	12,306
Loss (gain) on extinguishment of debt and Series A Preferred Stock	111,643	(6,875)	107,003	(45,678)
(Gain) loss on disposition of assets	(14,496)	306	(13,573)	(6,947)
Other expense, net	807	249	3,590	1,266
(Loss) income before income taxes	(84,425)	(70,863)	(12,080)	36,584
Benefit (provision) for income taxes	33,594	26,812	9,292	(5,175)
Net (loss) income	$(50,831)	$(44,051)	$(2,788)	$31,409
Net (loss) income	$(50,831)	$(44,051)	$(2,788)	$31,409
Less: Series A preferred stock dividends	(8,827)	(5,281)	(25,927)	(19,531)
Less: Accretion of Series B preferred stock	(622)	(585)	(2,432)	(2,291)
Less: Net loss (income) allocated to unvested participating restricted stock	2,176	1,760	1,173	(351)
Net (loss) income available to common stockholders	$(58,104)	$(48,157)	$(29,974)	$9,236
Net (loss) income available to common stockholders per share
Basic	$(3.33)	$(2.84)	$(1.74)	$0.55
Diluted	$(3.33)	$(2.84)	$(1.74)	$0.55
Weighted average shares outstanding
Basic	17,455	16,953	17,240	16,917
Diluted	17,455	16,953	17,240	16,917

DINEEQUITY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	December 31, 2010	December 31, 2009
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$102,309	$82,314
Restricted cash	854	72,690
Receivables, net	98,776	104,690
Inventories	10,757	12,236
Prepaid income taxes	34,094	7,702
Prepaid gift cards	27,465	19,878
Prepaid expenses	14,602	13,425
Deferred income taxes	24,301	15,444
Assets held for sale	37,944	8,765
Total current assets	351,102	337,144
Non-current restricted cash	778	48,173
Restricted assets related to captive insurance subsidiary	3,562	4,344
Long-term receivables	239,945	259,775
Property and equipment, net	612,175	771,372
Goodwill	697,470	697,470
Other intangible assets, net	835,879	849,552
Other assets, net	115,730	133,038
Total assets	$2,856,641	$3,100,868
Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt	$9,000	$25,200
Accounts payable	32,724	31,729
Accrued employee compensation and benefits	32,846	37,397
Gift card liability	124,972	105,465
Accrued interest payable	17,482	3,627
Other accrued expenses	48,058	54,549
Total current liabilities	265,082	257,967
Long-term debt, less current maturities	1,631,469	1,637,198
Financing obligations, less current maturities	237,826	309,415
Capital lease obligations, less current maturities	144,016	152,758
Deferred income taxes	375,697	369,127
Other liabilities	118,972	117,449
Total liabilities	2,773,062	2,843,914
Commitments and contingencies
Preferred stock, Series A	—	187,050
Total stockholders’ equity	83,579	69,904
Total liabilities and stockholders’ equity	$2,856,641	$3,100,868

DINEEQUITY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended December 31,
	2010	2009
Cash flows from operating activities
Net (loss) income	$(2,788)	$31,409
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	61,427	65,379
Non-cash interest expense	34,379	39,422
Loss (gain) on extinguishment of debt and Series A Preferred Stock	107,003	(45,678)
Impairment and closure charges	3,482	105,094
Deferred income taxes	(15,484)	(19,875)
Non-cash stock-based compensation expense	13,085	10,710
Tax benefit from stock-based compensation	2,692	531
Excess tax benefit from stock options exercised	(4,775)	(48)
Gain on disposition of assets	(13,573)	(6,947)
Other	5,430	(5,816)
Changes in operating assets and liabilities
Receivables	3,736	11,607
Inventories	(263)	(1,474)
Prepaid expenses	(9,148)	(15,947)
Current income tax receivables and payables	(27,703)	5,001
Accounts payable	27	(14,867)
Accrued employee compensation and benefits	(5,000)	(8,119)
Gift card liability	19,507	7,180
Other accrued expenses	7,248	286
Cash flows provided by operating activities	179,282	157,848
Cash flows from investing activities
Additions to property and equipment	(18,677)	(15,372)
Proceeds from sale of property and equipment and assets held for sale	51,642	15,777
Principal receipts from notes, equipment contracts and other long-term receivables	19,452	17,553
Other	1,087	877
Cash flows provided by investing activities	53,504	18,835
Cash flows from financing activities
Proceeds from issuance of long-term debt	1,725,000	10,000
Restricted cash related to securitization debt	119,133	15,878
Repayment of long-term debt (including tender premiums)	(1,777,946)	(173,777)
Payment of debt issuance costs	(57,602)	(20,300)
Redemption of Series A Preferred Stock	(190,000)	—
Dividends paid	(26,117)	(24,091)
Principal payments on capital lease and financing obligations	(16,118)	(16,160)
Repurchase of restricted stock	(1,884)	(605)
Proceeds from stock options exercised	7,968	324
Excess tax benefit from stock options exercised	4,775	48
Other	—	(129)
Cash flows used in financing activities	(212,791)	(208,812)
Net change in cash and cash equivalents	19,995	(32,129)
Cash and cash equivalents at beginning of year	82,314	114,443
Cash and cash equivalents at end of year	$102,309	$82,314

NON-GAAP FINANCIAL MEASURES

(In thousands, except per share amounts)

(Unaudited)

Reconciliation of (i) net (loss) income available to common stockholders to (ii) net income available to common stockholders excluding impairment and closure charges, loss (gain) on extinguishment of debt and Series A Preferred Stock, amortization of intangible assets, non-cash interest expense, (gain) loss on disposition of assets and premium paid on redemption of Series A Preferred Stock, and related per share data:

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Net (loss) income available to common stockholders, as reported	$(58,104)	$(48,157)	$(29,974)	$9,236
Impairment and closure charges	397	98,622	3,482	105,094
Loss (gain) on extinguishment of debt and Series A Preferred Stock	111,643	(6,875)	107,003	(45,678)
Amortization of intangible assets	3,070	3,250	12,300	12,306
Non-cash interest expense	3,176	10,084	34,379	39,422
(Gain) loss on disposition of assets	(14,496)	306	(13,573)	(6,947)
Series A redemption premium	7,600	—	7,600	—
Income tax provision	(40,094)	(41,944)	(55,919)	(41,470)
Net income allocated to unvested participating restricted stock	(2,574)	(2,237)	(3,589)	(2,294)
Net income available to common stockholders, as adjusted	$10,618	$13,049	$61,709	$69,669
Diluted net income available to common stockholders per share:
Net (loss) income available to common stockholders per share, as reported	$(3.33)	$(2.84)	$(1.74)	$0.55
Impairment and closure charges per share	0.01	3.33	0.12	3.57
Loss (gain) on extinguishment of debt and Series A Preferred Stock per share	3.81	(0.23)	3.72	(1.55)
Amortization of intangible assets per share	0.10	0.11	0.42	0.42
Non-cash interest expense per share	0.11	0.34	1.17	1.34
Series A redemption premium per share	0.42	—	0.43	—
(Gain) loss on disposition of assets per share	(0.49)	0.01	(0.46)	(0.23)
Net income allocated to unvested participating restricted stock per share	(0.14)	(0.13)	(0.20)	(0.13)
Per share effect of dilutive calculation adjustments	0.10	0.17	0.04	0.09
Diluted net income available to common stockholders per share, as adjusted	$0.59	$0.76	$3.50	$4.06

Numerator for basic EPS-income available to common stockholders, as adjusted	$10,618	$13,049	$61,709	$69,669
Effect of unvested participating restricted stock using the two-class method	10	24	50	123
Effect of dilutive securities:
Stock options	—	—	—	—
Convertible Series B preferred stock	—	585	—	2,291
Numerator for diluted EPS-income available to common stockholders after assumed conversions, as adjusted	$10,628	$13,658	$61,759	$72,083

Denominator for basic EPS-weighted-average shares	17,455	16,953	17,240	16,917
Effect of dilutive securities:
Stock options	486	354	385	275
Convertible Series B preferred stock	—	573	—	573
Denominator for diluted EPS-weighted-average shares and assumed conversions	17,941	17,880	17,625	17,765

NON-GAAP FINANCIAL MEASURES

(In thousands)

(Unaudited)

Reconciliation of U.S. GAAP loss before income taxes to EBITDA:

Trailing Twelve Months Ended December 31, 2010

U.S. GAAP loss before income taxes	$(12,080)
Interest charges	190,739
Loss on retirement of debt and Series A Preferred Stock	107,003
Depreciation and amortization	61,427
Non-cash stock-based compensation	13,085
Impairment and closure charges	3,482
Other	1,930
Gain on sale of assets	(13,573)
EBITDA	$352,013

Reconciliation of the Company’s cash provided by operating activities to free cash flow:

	Year Ended December 31,
	2010	2009
Cash flows from operating activities	$179,282	$157,848
Principal receipts from notes, equipment contracts and other long-term receivables	19,452	17,553
Dividends paid	(26,117)	(24,091)
Capital expenditures	(18,677)	(15,372)
Free cash flow	$153,940	$135,938

Restaurant Data

The following table sets forth, for the three-month and twelve-month periods ended December 31, 2010 and 2009, the number of effective restaurants in the Applebee’s and IHOP systems and information regarding the percentage change in sales at those restaurants compared to the same periods in the prior year. “Effective restaurants” are the number of restaurants in a given period, adjusted to account for restaurants open for only a portion of the period. Information is presented for all effective restaurants in the Applebee’s and IHOP systems, which includes restaurants operated by the Company, as well as those operated by franchisees and area licensees. Sales at restaurants that are operated by franchisees and area licensees are not attributable to the Company. However, we believe that presentation of this information is useful in analyzing our revenues because franchisees and area licensees pay us royalties and advertising fees that are generally based on a percentage of their sales, as well as rental payments under leases that are usually based on a percentage of their sales. Management also uses this information to make decisions about future plans for the development of additional restaurants as well as evaluation of current operations.

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	(unaudited)
Applebee’s Restaurant Data
Effective restaurants(a)
Franchise	1,667	1,605	1,621	1,595
Company	338	399	380	401
Total	2,005	2,004	2,001	1,996
System-wide(b)
Sales percentage change(c)	(4.2)%	5.2%	(1.8)%	(2.1)%
Domestic same-restaurant sales percentage change(d)	2.9%	(4.5)%	0.3%	(4.5)%
Franchise(e)
Sales percentage change(c)(g)	0.2%	7.5%	(0.1)%	3.6%
Same-restaurant sales percentage change(d)	3.4%	(4.6)%	0.6%	(4.4)%
Average weekly domestic unit sales (in thousands)	$44.5	$42.7	$45.8	$45.3
Company
Sales percentage change(c)(g)	(22.0)%	(3.2)%	(8.4)%	(19.7)%
Same-restaurant sales percentage change(d)	0.3%	(3.9)%	(1.3)%	(4.8)%
Average weekly domestic unit sales (in thousands)	$38.6	$39.0	$40.4	$41.1

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	(unaudited)
IHOP Restaurant Data
Effective restaurants(a)
Franchise	1,315	1,266	1,296	1,245
Company	10	12	11	11
Area license	164	163	164	161
Total	1,489	1,441	1,471	1,417
System-wide(b)
Sales percentage change(c)	(1.5)%	9.4%	2.2%	5.6%
Domestic same-restaurant sales percentage change(d)	1.1%	(3.1)%	(0.0)%	(0.8)%
Franchise(e)
Sales percentage change(c)	(1.8)%	10.9%	2.1%	6.3%
Same-restaurant sales percentage change(d)	1.1%	(3.2)%	(0.1)%	(0.8)%
Average weekly unit sales (in thousands)	$34.4	$33.9	$35.1	$35.1
Company(f)	n.m.	n.m.	n.m.	n.m.
Area License(e)
Sales percentage change(c)	2.9%	(5.1)%	3.3%	(1.6)%

(a)          “Effective restaurants” are the number of restaurants in a given fiscal period adjusted to account for restaurants open for only a portion of the period. Information is presented for all effective restaurants in the IHOP and Applebee’s systems, which includes restaurants owned by the Company as well as those owned by franchisees and area licensees.

(b)         “System-wide” sales are retail sales at IHOP and Applebee’s restaurants operated by franchisees and IHOP restaurants operated by area licensees, as reported to the Company, in addition to retail sales at company-operated restaurants.  Sales at restaurants that are operated by franchisees and area licensees are not attributable to the Company.

(c)          “Sales percentage change” reflects, for each category of restaurants, the percentage change in sales in any given fiscal period compared to the prior fiscal period for all restaurants in that category.

(d)         “Same-restaurant sales percentage change” reflects the percentage change in sales, in any given fiscal period compared to the same weeks in the prior year, for restaurants that have been operated throughout both fiscal periods that are being compared and have been open for at least 18 months. Because of new unit openings and restaurant closures, the restaurants open throughout both fiscal periods being compared may be different from period to period. Same-restaurant sales percentage change does not include data on IHOP restaurants located in Florida.

(e)

	Three Months Ended December 31,		Year Ended December 31,
Reported sales (unaudited)	2010	2009	2010	2009

Applebee’s domestic franchise restaurant sales	$879.6	$878.1	$3,519.4	$3,523.1
IHOP franchise restaurant sales	$587.8	$598.7	$2,364.7	$2,315.9
IHOP area license restaurant sales	$54.2	$52.3	$222.0	$214.9

(f)            Sales percentage change and same-restaurant sales percentage change for IHOP company-operated restaurants are not meaningful (“n.m.”) due to the relatively small number and test-market nature of the restaurants, along with the periodic inclusion of restaurants reacquired from franchisees that are temporarily operated by the Company.

(g)         The sales percentage change for the three and twelve months ended December 31, 2010 and 2009 for Applebee’s franchise and company-operated restaurants was impacted by the franchising of 83 company-operated restaurants during 2010, seven company-operated restaurants in 2009 and 103 company-operated restaurants in 2008.

DINEEQUITY, INC. AND SUBSIDIARIES

RESTAURANT DATA

The following table summarizes our restaurant development activity:

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	(unaudited)
Applebee’s Restaurant Development Activity
Total restaurants, beginning of period	1,999	2,002	2,008	2,004
New openings
Company-developed	—	—	—	—
Franchise-developed	16	10	27	33
Total new openings	16	10	27	33
Closings
Company	—	—	(7)	—
Franchise	(5)	(4)	(18)	(29)
Total closings	(5)	(4)	(25)	(29)
Total restaurants, end of period	2,010	2,008	2,010	2,008
Summary-end of period
Franchise	1,701	1,609	1,701	1,609
Company	309	399	309	399
Total	2,010	2,008	2,010	2,008

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	(unaudited)
IHOP Restaurant Development Activity
Total restaurants, beginning of period	1,483	1,433	1,456	1,396
New openings
Company-developed	—	1	—	1
Franchise-developed	25	26	60	69
Area license	1	2	4	6
Total new openings	26	29	64	76
Closings
Company	—	—	(2)	—
Franchise	(4)	(6)	(10)	(14)
Area license	(1)	—	(4)	(2)
Total new closings	(5)	(6)	(16)	(16)
Total restaurants, end of period	1,504	1,456	1,504	1,456
Summary-end of period
Franchise	1,329	1,279	1,329	1,279
Company	11	13	11	13
Area license	164	164	164	164
Total	1,504	1,456	1,504	1,456